Exhibit 5.1

John C. Ivascu
Senior Vice President, General Counsel and Secretary

920 Memorial City Way, Suite 1000
Houston, TX 77024
281.949.2515 direct line
281.949.2555 facsimile
www.f-e-t.com
February 28, 2019

Forum Energy Technologies, Inc.
920 Memorial City Way, Ste. 1000
Houston, TX 77024

Ladies and Gentlemen:
I am Senior Vice President, General Counsel and Secretary of Forum Energy Technologies, Inc., a Delaware corporation (the “Company”). This opinion is being delivered in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Post-Effective Amendment No.1 to the Registration Statement of the Company on Form S-3 (Registration No. 333-220814) (as amended, the “Registration Statement”), covering the offer and sale, from time to time, of 28,687,399 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) by the selling stockholders identified therein (the “Selling Stockholders”).
I, or attorneys under my supervision, have examined originals, or copies certified or otherwise identified, of (i) the Third Amended and Restated Certificate of Incorporation of the Company, (ii) the Second Amended and Restated Bylaws of the Company, (iii) the corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as I have deemed necessary or advisable, as a basis for the opinion hereinafter expressed. For purposes of this letter, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates, and I have assumed that the signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true, correct and complete copies of the originals thereof and that all information submitted to me was accurate and complete.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable shares of common stock of the Company.
I am licensed to practice law in the State of Texas. The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof. I am providing this opinion in my capacity as General Counsel of the Company and not in my individual capacity as a lawyer.
I hereby consent to the filing of this opinion of counsel with the Commission as Exhibit 5.1 to the Registration Statement. I also consent to the reference under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ John C. Ivascu

John C. Ivascu
Senior Vice President, General Counsel and Secretary